Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Reports First Quarter Results

•	Delivered first quarter EPS of $0.26, compared to $0.23 EPS last year

•	Reduced SG&A by $25.6 million, improving sales leverage by 110 basis points

•	Achieved 150 basis point improvement in income from operations

Fort Myers, FL - May 24, 2017 - Chico’s FAS, Inc. (NYSE: CHS) (the "Company") today announced its financial results for the fiscal 2017 first quarter ended April 29, 2017.
For the thirteen weeks ended April 29, 2017 (the "first quarter"), the Company reported net income of $33.6 million, or $0.26 per diluted share, compared to net income of $31.1 million, or $0.23 per diluted share, for the thirteen weeks ended April 30, 2016 ("last year's first quarter"). In last year's first quarter, the Company reported adjusted net income of $33.4 million, or $0.25 adjusted earnings per diluted share. The 2016 first quarter adjusted results excluded EPS net charges of $0.02 related to restructuring and strategic charges, as presented in the accompanying GAAP to non-GAAP reconciliation.
Shelley Broader, CEO and President, said, "In this challenging retail environment, we remain steadfast in executing against our strategic plan to increase profitable sales and long-term earnings. Our flexible and profitable operating model allowed us to drive improvement in our operating income rate and earnings per share compared to last year even though our comparable sales in the quarter were below our expectations."

Net Sales

For the first quarter, net sales were $583.7 million compared to $643.0 million in last year’s first quarter. This decrease of 9.2% primarily reflects a decline in comparable sales of 8.7%, driven by lower average dollar sale and a decline in transaction count.
Comparable Sales

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Chico's	(10.0)%	(5.4)%
White House Black Market	(9.7)%	(3.8)%
Soma	0.2%	0.5%
Total Company	(8.7)%	(4.2)%
Gross Margin

For the first quarter, gross margin was $237.4 million, or 40.7% of net sales, compared to $262.3 million, or 40.8% of net sales, in last year’s first quarter. This 10 basis point decrease primarily reflects sales deleverage of store occupancy expenses, substantially offset by an improvement in merchandise margin.

Selling, General and Administrative Expenses

For the first quarter, selling, general and administrative expenses (“SG&A”) were $182.5 million, or 31.3% of net sales, compared to $208.1 million, or 32.4% of net sales, for last year's first quarter. This $25.6 million decrease primarily reflects savings in store related expenses, lower marketing spend and the benefit of other previously announced cost reduction initiatives.
Income Tax Expense

For the first quarter, the effective tax rate was 38.2% compared to 37.9% for last year's first quarter. This 30 basis point increase primarily reflects the negative impact of adopting the new employee share-based payment accounting standard (the "Standard"). Excluding the 50 basis point increase related to the Standard, the effective tax rate for the first quarter of 2017 would have been 37.7% compared to 37.9% in last year's first quarter.

Inventories

At the end of the first quarter of 2017, inventories totaled $273.9 million compared to $268.0 million in the same period last year. The $5.9 million increase in inventories primarily reflected a $10.5 million increase in in-transit inventories, largely due to a shift in shipping terms with a major vendor, partially offset by a 2.0% decrease in on-hand inventories compared to the same period last year.

Share Repurchase Program

During the first quarter of fiscal 2017, under its $300.0 million share repurchase program announced in November 2015, the Company repurchased 0.7 million shares for $9.5 million, at a weighted average of $13.65 per share. There is $154.1 million remaining for future repurchases under the program.

Fiscal 2017 Outlook

For fiscal 2017, the Company anticipates a mid single-digit percentage decline in comparable sales. The Company expects gross margin as a percent of net sales to be flat to up to a 30 basis point increase for the year, with approximately flat SG&A leverage. On-hand inventory in each quarter is expected to be down compared to last year, as the Company continues to actively manage inventory. Capital expenditures are expected to be $60 million to $70 million for the year.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico's, White House Black Market, and Soma, is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.

As of April 29, 2017, the Company operated 1,492 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Some statements herein may be “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance, including but without limitation, statements regarding our strategic plan to increase profitable sales and long-term earnings, comparable sales, gross margin, SG&A, operating margin and inventory levels. These statements relate to expectations concerning matters that are not historical fact and may include the words or phrases such as “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “approximately,” “our planning assumptions,” “future outlook,” and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment; changes in the general or specialty retail or apparel industries; the availability of quality store sites; the ability to successfully execute and achieve the expected results of our business strategies, particular strategic initiatives, and organizational redesign; the integration of our new management team; changes in the political environment that create consumer uncertainty; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the impact associated with our shift to a predominantly FOB shipping structure); new or increased taxes or tariffs (such as the proposed Border Adjustment Tax); significant shifts in consumer behavior; and those other factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, including management’s discussion and analysis therein, its filings on Form 10-Q, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Jennifer Powers
Vice President – Investor Relations
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 29, 2017		April 30, 2016
	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$310,127	53.1	$348,704	54.2
White House Black Market	193,332	33.1	214,993	33.5
Soma	80,269	13.8	79,280	12.3
Total net sales	583,728	100.0	642,977	100.0
Cost of goods sold	346,315	59.3	380,642	59.2
Gross margin	237,413	40.7	262,335	40.8
Selling, general and administrative expenses	182,539	31.3	208,141	32.4
Restructuring and strategic charges	—	0.0	3,651	0.5
Income from operations	54,874	9.4	50,543	7.9
Interest expense, net	(455)	(0.1)	(459)	(0.1)
Income before income taxes	54,419	9.3	50,084	7.8
Income tax provision	20,800	3.5	19,000	3.0
Net income	$33,619	5.8	$31,084	4.8
Per share data:
Net income per common share-basic	$0.26		$0.23
Net income per common and common equivalent share–diluted	$0.26		$0.23
Weighted average common shares outstanding–basic	126,050		131,594
Weighted average common and common equivalent shares outstanding–diluted	126,103		131,689
Dividends declared per share	$0.1650		$0.1600

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	April 29, 2017	January 28, 2017	April 30, 2016

ASSETS
Current Assets:
Cash and cash equivalents	$119,142	$142,135	$56,502
Marketable securities, at fair value	50,629	50,370	50,479
Inventories	273,878	232,363	267,988
Prepaid expenses and other current assets	45,183	50,350	48,105
Income taxes receivable	1,717	2,408	10,928
Assets held for sale	—	—	16,525
Total Current Assets	490,549	477,626	450,527
Property and Equipment, net	460,845	477,185	535,470
Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets, net	38,930	38,930	38,930
Other assets, net	18,432	18,479	14,415
Total Other Assets	154,136	154,183	150,119
	$1,105,530	$1,108,994	$1,136,116

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$133,278	$116,378	$144,767
Current debt	15,000	16,250	10,000
Other current and deferred liabilities	149,151	170,232	142,091
Total Current Liabilities	297,429	302,860	296,858
Noncurrent Liabilities:
Long-term debt	64,801	68,535	79,735
Deferred liabilities	115,543	118,543	129,306
Deferred taxes	14,613	9,883	16,740
Total Noncurrent Liabilities	194,957	196,961	225,781
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,295	1,288	1,336
Additional paid-in capital	453,999	452,756	436,581
Treasury stock, at cost	(395,585)	(386,094)	(326,418)
Retained earnings	553,466	541,251	501,936
Accumulated other comprehensive (loss) income	(31)	(28)	42
Total Shareholders’ Equity	613,144	609,173	613,477
	$1,105,530	$1,108,994	$1,136,116

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Cash Flows From Operating Activities:
Net income	$33,619	$31,084
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,145	27,957
Loss on disposal and impairment of property and equipment	513	597
Deferred income taxes	4,905	307
Stock-based compensation expense	5,794	5,546
Deferred rent and lease credits	(4,358)	(5,007)
Changes in assets and liabilities:
Inventories	(41,516)	(34,154)
Prepaid expenses and other current assets	5,264	(3,613)
Income tax receivable	691	18,230
Accounts payable	6,358	4,814
Accrued and other liabilities	(19,724)	(13,029)
Net cash provided by operating activities	16,691	32,732
Cash Flows From Investing Activities:
Purchases of marketable securities	(8,491)	(11,403)
Proceeds from sale of marketable securities	8,259	11,156
Purchases of property and equipment, net	(9,531)	(13,056)
Net cash used in investing activities	(9,763)	(13,303)
Cash Flows From Financing Activities:
Payments on borrowings	(5,000)	(2,500)
Proceeds from issuance of common stock	1,062	1,177
Dividends paid	(10,862)	(10,864)
Repurchase of common stock	(9,498)	(36,637)
Payments of tax withholdings related to stock-based awards	(5,599)	(4,023)
Net cash used in financing activities	(29,897)	(52,847)
Effects of exchange rate changes on cash and cash equivalents	(24)	(31)
Net decrease in cash and cash equivalents	(22,993)	(33,449)
Cash and Cash Equivalents, Beginning of period	142,135	89,951
Cash and Cash Equivalents, End of period	$119,142	$56,502

Supplemental Detail on Net Income Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are composed entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options and PSUs. For the thirteen weeks ended April 29, 2017 and April 30, 2016, potential common shares were excluded from the computation of diluted EPS to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted net income per share shown on the face of the accompanying condensed consolidated statements of operations (in thousands, except per share amounts):

	Thirteen Weeks Ended
	April 29, 2017	April 30, 2016

Numerator
Net income	$33,619	$31,084
Net income and dividends declared allocated to participating securities	(741)	(646)
Net income available to common shareholders	$32,878	$30,438

Denominator
Weighted average common shares outstanding – basic	126,050	131,594
Dilutive effect of non-participating securities	53	95
Weighted average common and common equivalent shares outstanding – diluted	126,103	131,689

Net income per share:
Basic	$0.26	$0.23
Diluted	$0.26	$0.23

Supplemental Detail on GAAP to Non-GAAP Reconciliation

SEC Regulation G - The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP results should be considered in addition to, not as a substitute for, GAAP measures. These non-GAAP measures exclude results related to certain strategic charges.

A reconciliation of net income and net income per diluted share on a GAAP basis to net income and net income per diluted share on a non-GAAP basis for the thirteen weeks ended April 30, 2016 is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation of Net Income and Diluted EPS
(Unaudited)
(in thousands, except per share amounts)

Thirteen Weeks Ended
April 30, 2016

Net income:
GAAP basis	$31,084
Restructuring and strategic charges	2,266
Non-GAAP adjusted basis	$33,350

Net income per diluted share:
GAAP basis	$0.23
Restructuring and strategic charges	0.02
Non-GAAP adjusted basis	$0.25

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended April 29, 2017
(Unaudited)

	January 28, 2017	New Stores	Closures	April 29, 2017
Store count:
Chico’s frontline boutiques	587	—	(5)	582
Chico’s outlets	116	1	—	117
Chico's Canada	4	—	—	4
WHBM frontline boutiques	423	—	(4)	419
WHBM outlets	71	—	—	71
WHBM Canada	6	—	—	6
Soma frontline boutiques	275	1	(2)	274
Soma outlets	19	—	—	19
Total Chico's FAS, Inc.	1,501	2	(11)	1,492

	January 28, 2017	New Stores	Closures	Other changes in SSF	April 29, 2017
Net selling square footage (SSF):
Chico’s frontline boutiques	1,606,730	—	(10,573)	(2,063)	1,594,094
Chico’s outlets	291,455	2,337	—	225	294,017
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	984,754	—	(9,293)	675	976,136
WHBM outlets	148,457	—	—	58	148,515
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	519,945	2,189	(3,781)	825	519,178
Soma outlets	35,637	—	—	—	35,637
Total Chico's FAS, Inc.	3,611,564	4,526	(23,647)	(280)	3,592,163

As of April 29, 2017, the Company also sold merchandise through 93 international franchise locations.